Exhibit 28.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES

AS OF DECEMBER 31, 2002 AND 2001 AND
FOR THE YEAR ENDED DECEMBER 31, 2002

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

Report of Independent Auditors

To the Participants and Administrator of the

Flowserve Corporation Retirement Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan (the “Plan”) at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of Assets Held for Investment Purposes and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 27, 2003

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2002 AND 2001

	December 31,
	2002	2001

Investments:
Registered investment companies	$207,763,016	$253,824,053
Common and collective trust	83,298,604	77,592,250
Flowserve Corp. common stock	26,091,736	35,194,148
Loans receivable from participants	8,364,798	8,186,801
	325,518,154	374,797,252

Receivables:
Employer contributions	223,183	694,334
Participant contributions	661,374	662,342
Total receivables	884,557	1,356,676

Total assets	326,402,711	376,153,928
Net assets available for benefits	$326,402,711	$376,153,928

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2002

2002
Additions:
Investment income:
Dividend income	$4,135,677
Interest income from other than participant loans	4,017,689
Interest income from participant loans	617,318
Net depreciation in fair value of investments	(60,428,521)
(51,657,837)
Contributions:
Employer	6,428,751
Participant	33,639,596
40,068,347

Assets transferred from other plans	1,359,189
Total additions	(10,230,301)

Deductions:
Benefits paid to participants	39,451,039
Other deductions	69,877
Total deductions	39,520,916

Decrease in net assets available for benefits	(49,751,217)

Net assets available for benefits:
Beginning of year	376,153,928

End of year	$326,402,711

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.                                      DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information.  Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

Eligibility to participate

Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries located in the United States (collectively the “Company”) are eligible to participate in the Plan upon commencement of their employment.

Effective May 2, 2002, in connection with the Company’s acquisition of the Flow Control Division of Invensys plc (“IFC”), the Company amended the Plan to provide for participation in the Plan by U.S. employees of IFC.

During 2002, the separate defined contribution plan that covered the employees of the Springboro, Massachusetts facility was merged into the Plan.  Accordingly, the assets of the Springboro plan were transferred into the Plan.

Participant accounts

Each participant’s account is credited with the participant’s contribution, the employer’s contribution and an allocation of investment income of each fund as defined in the Plan Agreement.

During 2002, pursuant to the Company ’s acquisition of IFC, the United States employees of IFC became eligible to participate in the Plan.  Furthermore, approximately $13 million of contributions from U.S. IFC employees were recognized pursuant to the commencement of IFC employee eligibility.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan.  Unless participants elect otherwise, they automatically contribute 3% of compensation to the Plan.  Additionally, the maximum contribution rate for participants is 50% of eligible compensation, of which up to $11,000 may be made pre-tax.  Contributions made by participants are invested based on each participant’s election.

The Company matches 50% of participant contributions, which are allocated in accordance with each participant’s investment directions, up to 6% of eligible compensation, except for union employees represented by the:

•                             United Steelworkers of America at the Vernon, California facility;

•                             United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

•                             IAM, District Lodge 1130 at the Cleveland, Ohio facility

•                             United Steelworkers of America AFL-CIO and its Local 9404 at the Phillipsburg, New Jersey facility, and

•                             IAM, District Lodge 16 at the Lynchburg, Virginia facility.

Each of these exception groups receive Company matching contributions of 25% of participant contributions up to 6% of eligible compensation, except the Lynchburg, Virginia facility which receives matching contributions of 50% of participant contributions up to 4% of eligible compensation.

The Company may make a discretionary matching contribution based upon the Company meeting its performance targets, as determined by the Company in its sole discretion.  All Company discretionary contributions are invested in the Company’s common stock.  Any discretionary contributions are generally allocated based on the amount of Company matching contributions made during the Plan year, unless otherwise specified by a collective bargaining agreement.

Effective April 1, 2002, the Plan was amended allowing all amounts allocated to participant accounts to be invested in accordance with participant investment directions except for the Company discretionary contribution which shall automatically be invested in the Company Stock Fund and cannot be transferred for a one year period.

Vesting

Participants are immediately vested in their contributions and related earnings thereon.  Unless otherwise specified in a collective bargaining agreement, participants become 20% vested in the Company’s contributions and related earnings after one year of service.  Vesting increases by 20% for each additional year of service until a participant is fully vested after five years of service.

Forfeitures

Forfeitures are first made available to reinstate previously forfeited account balances of former participants, if any.  Remaining forfeitures are used to reduce the Company’s contributions.  During 2002, participants forfeited $297,055 of unvested account balances.  In 2002, employer contributions were reduced by $228,039 from previously forfeited account balances.  Unutilized forfeitures at December 31, 2002 and 2001 total $241,266 and $129,274, respectively.

Payment of benefits

Terminated participants are paid their vested balance in a lump sum as soon as administratively possible after their date of termination.

Investments

Participants may direct their contributions and account balances among the following investment funds:

Company Stock Fund – Invested in common stock of the Company.

Morgan Stanley Small Cap Value Fund – Invested primarily in equity securities of companies in the Russell 2000 Small Stock Index.

Putnam International Growth Fund – Invested primarily in equity securities of companies based outside the United States.

T. Rowe Price Mid-Cap Growth Fund – Invested primarily in mid-cap common stocks of U.S. and foreign companies that, in the fund manager’s opinion, possess above average growth potential.

Vanguard 500 Index Fund – Invested in large cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor’s 500 Index.

Vanguard Retirement Savings Trust Fund – Invested primarily in investment contracts or similar fixed-income instruments, that are managed to yield higher levels of current income without capital appreciation.

Vanguard Total Bond Market Index Fund – Invested primarily in fixed-income securities that are managed to yield performance mirroring the Lehman Brothers Aggregate Bond Index.

Vanguard U.S. Growth Fund – Invested primarily in large cap common stocks of U.S. corporations.

Vanguard Wellington Fund – Invested 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate capital appreciation in the long-term while providing current income.

Vanguard Windsor II Fund – Invested primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager’s opinion, are undervalued based on current price/earnings ratios or dividend yields.

Administration

The Plan is administered by the Pension and Investment Committee, which is appointed by the senior management of the Company.  The Company pays the majority of the expenses related to the Plan’s operations.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral.  Participants may borrow an aggregate maximum of the lesser of (a) $50,000, subject to certain adjustments as set forth in the Plan, or (b) one-half of the participant’s vested account balance at the time the loan is made.  General purpose loans have a maximum term of five years, while primary residence loans have a maximum term of fifteen years.  Loan repayments are generally made via bi-weekly payroll deductions.  Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception.  Loans outstanding at December 31, 2002 have interest rates ranging from 5.75% to 10.5%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time.   In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances.  In the event of Plan termination, all components of participants’ balances become 100% vested.

2.                                      SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The beginning net assets available for benefits, as reported, exceeds the amount reported as such for Form 5500 reporting purposes, due to the recognition of a discretionary Company contribution attributable to 2001 that was paid in 2002.  This contribution was accrued in 2001 for reporting purposes, but not for Form 5500 purposes.  This discretionary contribution is reflected in employer contributions for Form 5500 reporting purposes in 2002, and therefore 2002 employer contributions, as reported, also differs by this amount.  Ending net assets available for benefits are equal for both reporting and Form 5500 purposes.

Investment valuation and income recognition

The Plan’s investments are stated at fair value based on quoted market prices, where available, as calculated by the custodian of the Plan’s assets.  Participant loans are valued at cost, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis.  Interest income is accrued when earned.  Dividend income is recorded on the ex-dividend date.

The Plan’s investments are exposed to various risks, such as interest rate, market and credit risks.  Due to the level of risk associated with investments in mutual funds and stocks, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Determination of unrealized appreciation/depreciation and gain or loss on investments

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

The unrealized appreciation or depreciation in the fair value of investments held at year-end and the gain or loss on sale of investments during the year are determined using the fair value at the beginning of the year or purchase price if acquired during the year.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

3.                                      INVESTMENTS

All Plan investments are held by Vanguard under a trust agreement dated May 27, 1999.  The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2002 and 2001 are as follows:

	2002		2001

T. Rowe Price Mid-Cap Growth Mutual Fund	$25,884,408		$35,762,145
Vanguard 500 Index Mutual Fund	71,791,120		106,057,549
Vanguard U.S. Growth Mutual Fund	n/a	(1)	21,182,328
Vanguard Total Bond Market Index Mutual Fund	17,013,242		n/a	(2)
Vanguard Wellington Mutual Fund	51,274,137		39,449,656
Vanguard Windsor II Mutual Fund	17,538,285		23,197,528
Vanguard Retirement Savings Trust	83,298,604		77,592,250
Flowserve Corp. common stock	26,091,736		35,194,148
Individual investments less than 5% of net assets	32,626,622		36,361,648

Total investments	$325,518,154		$374,797,252

(1)               In 2001, Vanguard U.S. Growth Mutual Fund represented 5% or more of the Plan’s net assets, while in 2002 it represented less than 5% of the net assets.

(2)               In 2002, Vanguard Total Bond Market Index Mutual Fund represented 5% or more of the Plan’s net assets, while in 2001 it represented less than 5% of the net assets.

During 2002, the Plan’s investments had net depreciation in fair value as follows:

Mutual funds	$(51,158,611)
Common stock	(9,269,910)

Total net depreciation	$(60,428,521)

4.                                      NON-PARTICIPANT DIRECTED INVESTMENTS

Company discretionary contributions are automatically invested in the Company’s common stock.  Employees also have the option of investing their contributions, or a portion thereof, in the Company’s common stock.  Since the activity of the non-participant directed and participant directed investments in the Company’s common stock are combined, the entire investment is considered non-participant directed for purposes of this disclosure.  Information regarding the net assets available for benefits and the changes in net assets available for benefits for that fund, the Company Stock Fund, is shown below:

	December 31,
	2002	2001
Investments:
Flowserve Corp. Common Stock	$26,091,736	$35,194,148

Net assets available for benefits	$26,091,736	$35,194,148

Year Ended December 31, 2002
Changes in net assets available for benefits:
Additions:
Contributions	$1,956,970
Interest income on other than participant loans	114
Net depreciation in fair value of investments	(9,269,910)
Interfund transfers	1,868,800
Total additions	(5,444,026)

Deductions:
Benefits paid to participants	3,658,386

Decrease in net assets available for benefits	(9,102,412)

Net assets available for benefits at beginning of year	35,194,148

Net assets available for benefits at end of year	$26,091,736

5.                                      PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company, which is the trustee as defined by the Plan and, therefore, these transactions with such mutual funds qualify as party-in-interest transactions and are so indicated in the supplemental schedules.

Additionally, the Plan holds investments in the Company’s common stock and loans receivable from participants, both of which constitute party-in-interest transactions and are so indicated in the supplemental schedules.

6.                                      INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated March 19, 2003, stating that the Plan as then designed and operated qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. The Plan Administrator believes the Plan operated in compliance with the applicable requirements of the Code throughout 2002 and, therefore, the Plan and the related trust are exempt from taxation.

The Plan was amended subsequent to March 19, 2003 to incorporate certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).  The most significant impact from the amendments was an increase in the level of eligible compensation maximum to $200,000 from $150,000, as provided in EGTRRA.  The Plan Administrator believes that the Plan, as amended, continues to be exempt from federal income taxes.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

SCHEDULE H; LINE 4i – SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2002

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost	(e) Current Value

	MSIFT Small Cap Value Portfolio Mutual Fund	Registered investment company		$7,042,003
	Putnam International Growth A Mutual Fund	Registered investment company		5,180,644
	T. Rowe Price Mid-Cap Growth Mutual Fund	Registered investment company		25,884,408
*	Vanguard 500 Index Mutual Fund	Registered investment company		71,791,120
*	Vanguard Total Bond Market Index Mutual Fund	Registered investment company		17,013,242
*	Vanguard U.S. Growth Mutual Fund	Registered investment company		12,039,177
*	Vanguard Wellington Mutual Fund	Registered investment company		51,274,137
*	Vanguard Windsor II Mutual Fund	Registered investment company		17,538,285
*	Vanguard Retirement Savings Trust	Common and collective trust		83,298,604
*	Flowserve Corp. Common Stock	Common stock	$29,318,002	26,091,736
*	Loans Receivable from Participants	5.75% - 10.5%		8,364,798
Total assets held for investment purposes				$325,518,154

* Denotes an investment issued by an entity known to be a party-in-interest to the Plan.

FLOWSERVE CORPORATION

RETIREMENT SAVINGS PLAN

SCHEDULE H, LINE 4j - SCHEDULE OF REPORTABLE TRANSACTIONS*

FOR THE YEAR ENDED DECEMBER 31, 2002

(a) Identity of Party Involved	(b) Description of Asset (include interest rate and maturity in the case of a loan)	(c) Purchase Price	(d) Selling Price	(g) Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Gain or (Loss)

Flowserve Corp.	Flowserve Corp. common stock	$16,560,166			$16,560,166
Flowserve Corp.	Flowserve Corp. common stock		$16,390,494	$13,440,004	16,390,494	$2,950,490

*                              Transactions or a series of transactions in non-participant directed funds which exceed 5% of the current value of the Plan’s assets as of the beginning of the plan year, as defined in Section 2520.103-6 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.